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                                                                    EXHIBIT 99.1

                                 NEWS RELEASE

                                        FOR:          Drypers Corporation

                                        APPROVED BY:  Walter V. Klemp
                                                      Chairman & Co-Chief
                                                      Executive Officer
                                                      (713) 682-6848

FOR IMMEDIATE RELEASE
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                                        CONTACT:      Howard Zar/Shannon Moody
                                                      Press: Michael McMullan
                                                      Morgen-Walke Associates
                                                      (212) 850-5600



                         DRYPERS CORPORATION ANNOUNCES
                        INTENTION TO MAKE $100,000,000
                             PRIVATE DEBT OFFERING

        HOUSTON, TEXAS, May 22, 1997 -- Drypers Corporation (Nasdaq: DYPR) today announced that it intends to make a private offering of $100,000,000 in aggregate principal amount of Senior Notes due 2007. The sale of the Notes is expected to be completed during the latter part of June, 1997. The net proceeds from the private offering will be used, among other things, to repurchase the Company's 12.5% Series B Senior Notes due November 1, 2002 pursuant to a tender offer and consent solicitation and to repay certain indebtedness and other obligations and for general corporate purposes.

        Drypers Corporation manufactures and markets disposable baby diapers and related products under the Drypers(R) and other brand names. The Company's products are sold through grocery stores and mass merchants throughout the United States, Latin America and other international markets. The Company also produces other branded and private label diapers and related products.

                           -------------------------

        This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, the Notes referenced above in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The Notes will not be registered under the Securities Act of 1933 and, unless so registered, any not be offered or sold except pursuant to an exemption from or in a transaction not subject to the registration requirements of the Securities Act and any applicable state securities laws.